Exhibit 10.1

COMMITMENT SIDE LETTER

FSF 33433 LLC

1811 Silverside Road

Wilmington, DE 19810

June 11, 2024

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Ladies and Gentlemen:

This letter agreement sets forth the commitment of FSF 33433 LLC, a Delaware limited liability company (“Lender”), to provide Scilex Holding Company, a Delaware corporation (the “Company”), a loan (the “Loan”) in the aggregate principal amount of $100,000,000, subject to the terms and conditions contained herein and to terms to be agreed in the Securities Purchase Agreement (as defined below). It is contemplated that, pursuant to a Securities Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Securities Purchase Agreement”) to be entered into by and between the Company and Lender on terms to be mutually agreed in good faith, Lender will provide the Loan in exchange for the issuance of certain secured promissory notes and the Initial Closing Warrant and Second Closing Warrant (each as defined below) by the Company. The Company and Lender are referred to in this letter agreement individually as a “Party” and collectively as the “Parties”.

1. Commitment. Lender hereby commits, subject to the terms and conditions set forth herein and in the Securities Purchase Agreement, to provide the Loan to the Company in immediately available funds in the aggregate principal amount of $100,000,000 (the “Commitment Amount”) payable as follows: (i) $85 million (such amount, the “Initial Funding Amount”) (inclusive of the amount previously funded as the Deposit) no later than the date that is 70 days following the date on which the Company receives the Deposit (as defined below) (the “Outside Date” and the funding of the initial $85 million on or prior to the Outside Date, the “Initial Closing”)), and (ii) the remaining $15 million within 60 days following the Initial Closing (the funding of the second $15 million within 60 days following the Initial Closing, the “Second Closing”). The funds received in connection with the Commitment Amount hereunder shall be evidenced by a Senior Secured Promissory Note (in addition to other Security Agreements), which shall have a maturity date of five (5) years after the date of such note, and shall bear interest, payable quarterly in arrears, in an amount equal to the Secured Applicable Interest Amount for such period (based on the actual number of days elapsed) while principal is outstanding (except that if Lender advances the full $100 million Loan, then the amount set forth in clause (a)(i)(A) of the definition of Secured Applicable Interest Amount shall be payable quarterly for a minimum of two (2) years after the Initial Closing regardless of whether the principal remains outstanding during such period).

In consideration of the terms set forth herein, Lender hereby agrees to fund a deposit in the amount of $10,000,000 (the “Deposit”) no later than June 11, 2024 in immediately available funds in accordance with the wire instructions provided by the Company to Lender. Lender agrees that such Deposit shall be non-refundable under any circumstances whatsoever. In the event that the Company and Lender enter into definitive documents for the Loan and the Initial Funding Amount of the Loan is funded in full on or before the Outside Date, the amount of the Deposit shall be credited against the initial $85 million required to be funded by Lender under the Loan at the Initial Closing. Any interest that accrues on the Deposit shall be for the sole and separate account of the Company.

Lender and the Company hereby agree that upon the Company’s receipt of the Deposit, the Company shall issue to Lender a warrant to purchase up to an aggregate of 3,250,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction), which shall have an exercise price equal to 110% of the closing price of the Common Stock on the Nasdaq Capital Market on the date that is two Trading Days prior to the date on which the Company has received the Deposit (rounded up to the nearest whole cent) (the “Deposit Warrant” and such exercise price, the “Warrant Exercise Price”). Additionally, the Deposit shall automatically convert into an unsecured loan on the first day after the Outside Date should the Initial Closing fail to occur by the Outside Date. Within five (5) days after such automatic conversion occurs, the Company is required to issue a promissory note to the Lender to evidence such unsecured loan, which note shall be unsecured, shall have a maturity date of five (5) years after the date of such note, shall be prepayable without premium or penalty, shall be contractually subordinated in right of payment to any outstanding amounts owed to Oramed Pharmaceuticals Inc., a Delaware corporation (“Oramed”), pursuant to the debt provided by Oramed to the Company and all other related payment obligations, if any, pursuant to an agreement signed by Lender and Oramed, and shall bear interest, payable quarterly in arrears, in an amount equal to the Unsecured Applicable Interest Amount for such period (based on the actual number of days elapsed) while principal is outstanding. The note shall only include other terms deemed reasonably necessary by each Party. Lender hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act of 1933, as amended, and acknowledges and agrees to provide, as a condition to the delivery of the Deposit Warrant, any further representations and warranties or other information as the Company may reasonably request regarding such status and related matters in connection with the issuance of the Deposit Warrant. For purposes of this letter agreement, “Trading Day” means a day on which the principal Trading Market is open for trading and “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

In consideration for the commitment by Lender under this letter agreement and subject to the receipt of the Deposit in immediately available funds on the date of this letter agreement, the Company agrees that, if the Company and Lender enter into definitive documents for the Loan on or before the Outside Date, the Company will issue to Lender (i) at the Initial Closing, a warrant

2

to purchase up to an aggregate of 24,375,000 shares (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction) of Common Stock (the “Initial Closing Warrant”), and (ii) at the Second Closing, a warrant to purchase up to an aggregate of 4,875,000 shares (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction) of Common Stock (the “Second Closing Warrant” and together with the Initial Closing Warrant, the “Warrants”). The exercise price of the Warrants shall be the Warrant Exercise Price. For the avoidance of doubt, in no event shall the Company be required to issue Lender warrants to purchase more than an aggregate of 32,500,000 shares (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction) of Common Stock.

2. Enforceability. This letter agreement may be enforced by both the Company and the Lender.

3. No Modification; Entire Agreement. No provision of this letter agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and Lender. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This letter agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No transfer or assignment of any rights or obligations hereunder shall be permitted without the written consent of the Company and Lender. Any transfer or assignment in violation of the preceding sentence shall be null and void.

4. Governing Law; Jurisdiction; Venue. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this letter agreement (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the federal courts located in New York, New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any legal action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such legal action, suit or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such legal action, suit or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by Law. If any party shall commence a legal action, suit or proceeding to enforce any provisions of this letter agreement, the prevailing party in such legal action, suit or proceeding shall be reimbursed by the non-prevailing party for

3

its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such legal action, suit or proceeding.

5. Waiver of Jury Trial. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

6. Counterparts. This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

7. No Third Party Beneficiaries. This letter agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8. Termination. The obligations of Lender and the Company under this letter agreement will terminate automatically and immediately without further notice or action upon the earliest to occur of (a) failure of Lender to deliver the Deposit to the Company on or prior to June 11, 2024, (b) the Outside Date.

* * * * *

[Signature Page Follows]

4

FSF 33433 LLC

By:	/s/ Abe Goldberger
Name:	Abe Goldberger
Title:
Date:	June 11, 2024

[Signature Page to Commitment Side Letter]

Agreed to and accepted:

Scilex Holding Company

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer & President
Date:	June 11, 2024

Annex 1

Certain Definitions

“Unsecured Applicable Interest Amount” means, for any measurement period, an amount equal to the greater of (a) the result of (i) two percent (2%) of Net Sales for such period multiplied by (ii) the result of (A) before the second anniversary of the funding date of the Deposit, one (1), or (B) from and after the second anniversary of the funding date of the Deposit, (y) the average daily balance of the outstanding principal amount of the note during such period divided by (z) $10,000,000, or (b) an amount equal to twelve percent (12%) per annum multiplied by the daily balance of the outstanding principal amount of the note during such period computed for this clause (b) on the basis of a 365 day year for the actual number of days elapsed during such period.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Net Sales” means the total cash consideration actually received by the Company or any of its Subsidiaries (other than amounts paid by the Company or another Subsidiary of the Company) from an arms-length, final commercial sale by the Company or any of its Subsidiaries to an unaffiliated third party of a Royalty-Bearing Product, less the following discounts to the extent permitted and taken in accordance with GAAP:

(a)	normal and customary rebates, quantity, trade and cash discounts, and other usual and customary discounts, including re-procurement and back-order charges actually allowed and taken;

(b)

charge-backs and rebates actually granted to customers, including managed health care organizations or to national, state or local governments, their respective agencies, purchasers or reimbursers, adjustments arising from consumer discount programs, co-pay assistance programs or other similar programs;

(c)	retroactive price reductions, credits or allowances actually granted or made for rejection of or return of previously sold Royalty-Bearing Products, including for recalls or damaged goods;

(d)	customary fees paid to distributors, including group purchasing organizations;

(e)	sales credits accrued, including price protection, shelf stock adjustments, adjustments for uncollectible accounts and other similar and customary deductions;

(f)

customary sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually levied on or measured by the billing amount for such Royalty-Bearing Product, including value-added taxes; and

(g)	other deductions taken in the ordinary course of business in accordance with GAAP.

Transfers or dispositions of a Royalty-Bearing Product as free for promotional samples in commercially reasonable amounts consistent with prevailing industry standards and Royalty-Bearing Products used in non-commercial research or development activities, compassionate use, indigent programs, investigator-initiated trials or on a named patient basis shall be disregarded in determining Net Sales.

“Royalty-Bearing Product” means all commercial, proprietary products of the Company and its Subsidiaries sold anywhere in the world.

“Secured Applicable Interest Amount” means, for any measurement period, an amount equal to the greater of (a) the result of (i) if the entire $100 million of the Loan has been funded in full by Lender, then for the period before the second anniversary of the funding date of the Initial Closing, (A) twenty percent (20%) of Net Sales for such two-year period, and thereafter, during any period from and after the second anniversary of the funding date of the Initial Closing, the amount set forth in in the following clause (B), or (B) if less than $100 million of the Loan has been funded by Lender, at any time, or during any period from and after the second anniversary of the funding date of the Initial Closing, (x) two percent (2%) of Net Sales for such period multiplied by (y) the average daily balance of the outstanding principal amount of the note during such period divided by (z) $10,000,000, or (b) an amount equal to twelve percent (12%) per annum multiplied by the daily balance of the outstanding principal amount of the note during such period computed for this clause (b) on the basis of a 365 day year for the actual number of days elapsed during such period.

“Subsidiary” or “subsidiary”, where applicable, each means any wholly-owned subsidiary of the Company on the date hereof and shall, where applicable, include any direct or indirect subsidiary of the Company formed or acquired after the date hereof; provided however, Semnur Pharmaceuticals, Inc. shall not be treated as a Subsidiary or a subsidiary under this letter agreement.